Exhibit 15.1
August 5, 2011
The Board of Directors of
Comstock Resources, Inc.
We are aware of the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-36854, 33-88962 and 333-159332 and Form S-3 No. 333-162328) of Comstock Resources, Inc. and of the related Prospectuses of our report dated August 5, 2011 relating to the unaudited consolidated interim financial statements of Comstock Resources, Inc. that are included in its Form 10-Q for the quarter ended June 30, 2011.
/s/ Ernst & Young LLP
Dallas, Texas